UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2006

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 962-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 28, 2006, Spansion Inc. (the “Company”) announced that Spansion Japan Limited, a Japanese corporation (“Spansion Japan”) and an indirect wholly owned subsidiary of the Company, Spansion Technology Inc., a Delaware corporation (“STI”), the Company and Spansion LLC, a Delaware limited liability company (together with the Company and STI, the “Guarantors”) entered into the following agreements with Fujitsu Limited, a Japanese corporation (“Fujitsu”), related to the proposed disposition of the Company’s JV1 and JV2 Facilities (as hereinafter defined) located in Aizu-Wakamatsu, Japan.

Asset Purchase Agreement

On September 28, 2006, Spansion Japan and the Guarantors entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Fujitsu, pursuant to which Spansion Japan will sell its semiconductor wafer fabrication facilities know as JV1 and JV2 (the “JV1/JV2 Facilities”), along with certain assets located in the JV1/JV2 Facilities, to Fujitsu. The purchase price for the JV1/JV2 Facilities is approximately ¥17 billion (approximately $150 million).

The Company expects that the transaction will close in the second quarter of 2007. Consummation of the transactions contemplated by the Asset Purchase Agreement (the “Transaction”) is subject to the satisfaction of closing conditions set forth therein, including the absence of legal actions relating to the Transaction, the accuracy of representations and warranties made by Spansion Japan and Fujitsu, the receipt of certain regulatory and other consents, and the execution of the ancillary agreements.

The Asset Purchase Agreement may be terminated (i) by the mutual written consent of Spansion Japan and Fujitsu, (ii) in the event of a material breach, by the non-breaching party if the breaching party has not cured such material breach within 30 days’ notice of such breach by the non-breaching party, and the material breach would prevent the satisfaction of the closing conditions set forth in the Asset Purchase Agreement, (iii) by written notice by either Spansion Japan or Fujitsu after July 31, 2007, (iv) by written notice by either Spansion Japan or Fujitsu if there is a nonappealable court order preventing the consummation of the Transaction, or (v) by written notice by either Spansion Japan or Fujitsu if there is any statute, rule, regulation or order rendering consummation of the Transaction illegal. The Guarantors will guarantee the obligations of Spansion Japan under the Asset Purchase Agreement.

Master Lease Agreement

In connection with the Transaction, on September 28, 2006, Spansion Japan, the Guarantors and Fujitsu entered into a Master Lease Agreement (the “Lease Agreement”), pursuant to which Spansion Japan will lease to Fujitsu certain equipment located at the JV1/JV2 Facilities according to equipment schedules (each a “Schedule”) upon the consummation of the transaction.

The initial term of each Schedule will continue until December 31, 2008 unless otherwise terminated in accordance with the terms of the Schedule or the Lease Agreement (the “Initial Term”). Fujitsu will have the option to renew or extend the

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Schedule for any or all of the equipment at the end of the Initial Term or any extension thereof (“Extended Term”) for up to six months. If certain demand for wafers is not met, and subject to conditions described in the Lease Agreement, each of Spansion Japan and Fujitsu will have a right to early termination of any Schedule for some or all of the leased equipment effective June 30, 2008, by giving notice to the other party prior to December 31, 2007 (“Early Lease Termination”).

Subject to the terms of the Lease Agreement, Fujitsu will have a right of first refusal in the event of the sale by Spansion Japan of any equipment under a Schedule for a purchase price equal to the highest offer that is received from a third party. In addition, subject to the terms of the Lease Agreement and the applicable Schedule, Fujitsu will have the option to purchase any or all of the equipment pursuant to a Schedule at the expiration of the Initial Term or any Extended Term or upon any Early Lease Termination for a purchase price equal to the fair market value of the equipment at the time of purchase.

Rent payable under each Schedule will be in the amount set forth in the applicable Schedule and will be due and payable by Fujitsu to Spansion Japan in monthly installments as set forth on such Schedule. The Guarantors will guarantee the obligations of Spansion Japan under the Lease Agreement.

Foundry Agreement

In connection with the Transaction, on September 28, 2006, Spansion Japan, the Guarantors and Fujitsu entered into a Foundry Agreement (the “Foundry Agreement”), pursuant to which Fujitsu will provide certain foundry services for the manufacture of Company products at the JV1/JV2 Facilities. Under the Foundry Agreement, Spansion Japan will guarantee specified minimum levels of demand from Fujitsu, and Fujitsu will provide specified capacity levels through June 30, 2007. Spansion Japan and Fujitsu will be subject to specified penalties for failure to maintain these minimum requirements or provide this capacity, as applicable.

The term of the Foundry Agreement commences upon the consummation of the Transaction and is effective until December 31, 2009. Spansion Japan and Fujitsu will enter into good faith discussions to decide upon the extension of the initial term of the Foundry Agreement by December 31, 2008. Either Spansion Japan or Fujitsu may terminate the Foundry Agreement in the event that the other party fails to correct or cure any material breach by such other party of any covenant or obligation under the Foundry Agreement within 60 days of receipt of written notice from the non-defaulting party specifying such breach. The Guarantors will guarantee the obligations of Spansion Japan under the Foundry Agreement.

Secondment and Transfer Agreement

In connection with the Transaction, Spansion Japan, the Guarantors and Fujitsu entered into a Secondment and Transfer Agreement (the “Secondment Agreement”), pursuant to which Spansion Japan will second certain employees of Spansion Japan to Fujitsu upon the consummation of the Transaction. In addition, Spansion Japan will ultimately transfer certain employees of Spansion Japan to Fujitsu. The period of secondment for certain seconded employees will be no later than June 30, 2008, and no later than December 31, 2009 for seconded employees who are designated to be transferred to Fujitsu.

The Secondment Agreement will continue in full force and effect until the earlier of (a) the mutual written agreement of Spansion Japan and Fujitsu, (b) termination by either Spansion Japan or Fujitsu in the event that either party materially defaults in the performance of a material

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obligation under the Secondment Agreement and the breaching party has not cured such breach within 120 days after receipt of notice of default by the non-breaching party and (c) the transfer date the last of the seconded employees are transferred. The Guarantors will guarantee the obligations of Spansion Japan under the Secondment Agreement.

Fujitsu will reimburse Spansion Japan for all compensation and benefits to be paid or made available to such seconded employees accrued during their secondment period in accordance with Spansion Japan’s rules, regulations and polices. In addition, Fujitsu will pay all out-of-pocket costs and expenses incurred by seconded employees in connection with the performance of their services for Fujitsu in accordance with Fujitsu’s rules, regulations and policies regarding the payment or reimbursement of such costs and expenses.

On September 28, 2006, the Company issued a press release announcing that it had entered into the agreements described above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item. 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated September 28, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.
(Registrant)

Date: September 29, 2006	By:	/s/ Dario Sacomani
	Name:	Dario Sacomani
	Title:	Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit Number	Description
99.1	Press Release dated September 28, 2006.